Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. REPORTS FISCAL 2020
FIRST-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, October 29, 2019, at 3:30 PM CT (4:30 PM ET)

•Revenues of $64.5 million increased 14.6% from first quarter last year
•Net loss was $5.8 million, or $0.17 per basic and diluted share
•Management reiterates fiscal 2020 financial guidance
•Liberty 360° three-year results demonstrate durable outcomes with orbital atherectomy
•ViperWire Advance® Coronary Guide Wire with Flex Tip receives FDA approval
•First patient in Middle East treated with peripheral Orbital Atherectomy System

St. Paul, Minn., October 29, 2019 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for patients with peripheral and coronary artery disease, today reported financial results for its fiscal first quarter, ended September 30, 2019.

CSI’s fiscal 2020 first-quarter revenues were $64.5 million, an increase of $8.2 million, or 14.6%, from the first quarter of fiscal 2019. Gross profit margin was 80.4%.

Selling, general and administrative expenses increased 13.4% to $46.8 million due to increased investments in clinical specialists, medical education and international expansion. Research and development expenses increased 46.2% to $10.8 million as a result of planned new product development and patient enrollment costs in the ECLIPSE clinical trial.

First-quarter net loss was $5.8 million, or $0.17 per basic and diluted share, compared to net loss of $2.9 million, or $0.09 per basic and diluted share, in the prior-year period. Adjusted EBITDA totaled a loss of $1.1 million.

Scott Ward, CSI’s Chairman, President and Chief Executive Officer, said, “Strong first-quarter revenue growth reflects the momentum in both our coronary and peripheral franchises. Worldwide coronary revenue grew 26% driven by our coronary procedure support product offering domestically and the continued adoption of orbital atherectomy in targeted accounts internationally. Peripheral revenue increased 10% driven by the introduction of new peripheral orbital atherectomy devices resulting in strong unit growth domestically. We look to build on these initiatives throughout fiscal 2020 as we expand our offering of both coronary and peripheral procedure support products in the United States and launch orbital atherectomy in new geographies.”

CSI Reiterates Fiscal 2020 Guidance
Ward concluded, “Double-digit unit growth in our domestic orbital atherectomy business, combined with growing momentum from the sale of procedure support devices and international expansion continues to produce attractive revenue growth for CSI. We anticipate sequential revenue growth and improved profitability each quarter in fiscal 2020. As a result, today we are reiterating our fiscal 2020 financial guidance.”

Cardiovascular Systems, Inc.
October 29, 2019

For fiscal 2020 ending June 30, 2020, CSI anticipates:
•Revenue of $278 million to $283 million, representing 12% to 14% growth compared with fiscal 2019;
•Gross profit margin of 79% to 80%;
•Net income (loss) of approximately breakeven, excluding approximately $1 million of intangible asset amortization and an additional $1 million of direct expenses related to the WIRION acquisition; and
•Positive Adjusted EBITDA.

Conference Call Scheduled for Today at 3:30 p.m. CT (4:30 p.m. ET)
CSI will host a live conference call and webcast of its fiscal first-quarter results today, October 29, 2019, at 3:30 p.m. CT (4:30 p.m. ET). To access the call, dial (833) 241-7255 at least 10 minutes prior to the call and enter 8289556. To access the live webcast, or replay, click on this link go to the events section of CSI’s investor relations website, https://investors.csi360.com/events-and-presentations/events-calendar/default.aspx, and click on the webcast link. Webcast replay will be available beginning at 6:30 p.m. CT today.

Liberty 360° three-year outcomes presented at 2019 Amputation Prevention Symposium
In August, the three-year outcomes from CSI’s LIBERTY 360° study were shared in a late-breaking presentation at the 2019 Amputation Prevention Symposium (AMP) in Chicago.

The three-year study outcomes were presented at AMP by Dr. Jihad A. Mustapha, MD, FACC, FSCAI, Advanced Cardiac & Vascular Amputation Prevention Centers, Grand Rapids, Michigan. Dr. Mustapha noted that CSI’s orbital atherectomy system (OAS) was the most frequently used atherectomy device in the study and that the OAS sub analysis of the LIBERTY data indicated high freedom from major amputation (RC2-3, 100%; RC4-5, 95.3%; and RC6, 88.6%) with no additional amputations reported after the two-year visit.

Said Dr. Mustapha, “LIBERTY 360° represents as close to a real-world experience as possible with various endovascular strategies across Rutherford Classifications. The three-year outcomes, particularly in the OAS sub analysis, are dramatic and should serve as a call to action for physicians treating patients suffering from PAD. In addition to demonstrating durable clinical outcomes, LIBERTY 360° also demonstrated a positive quality of life impact to the peripheral artery disease (PAD) patients in the study. Quality of life scores improved significantly by 30 days post-procedure and were maintained out to three years.”

Said Ward, “The body of evidence in the field of peripheral arterial disease is building and yielding new insights for the optimal care of patients. The excellent safety and efficacy profile of orbital atherectomy as demonstrated in the LIBERTY 360° three-year results extends CSI position as the leader in the treatment of PAD and critical limb ischemia patients.”

ViperWire Advance® Coronary Guide Wire with Flex Tip receives FDA approval
In September, CSI announced U.S. Food and Drug Administration (FDA) PMA approval of the new ViperWire Advance® Coronary Guide Wire with Flex Tip (ViperWire Advance with Flex Tip).

ViperWire Advance with Flex Tip is the latest advancement to CSI’s coronary Diamondback 360® orbital atherectomy system. Diamondback is the only atherectomy device to treat calcific coronary artery disease by both safely reducing superficial lesions and creating fractures of deep calcium, facilitating stent delivery, expansion and wall apposition for low restenosis rates.

ViperWire Advance with Flex Tip offers a combination of flexible nitinol core with a shapeable floppy tip to help physicians navigate in complex anatomy. In addition, the flexible nitinol body can reduce wire bias during atherectomy. Together, these benefits can enable physicians to access and effectively treat challenging lesions.

Cardiovascular Systems, Inc.
October 29, 2019

“We are treating increasingly complex coronary disease in older patients with more comorbid conditions,” commented Dr. Richard Shlofmitz, Chairman, Department of Cardiology at St. Francis Hospital in Roslyn, NY. “Many of these patients have calcified coronary lesions which can lead to poor outcomes. Enhancing trackability and performance of atherectomy with ViperWire Advance with Flex Tip will help me more effectively treat calcific disease.”

Dr. Mitchell Krucoff, Professor of Medicine at Duke University Medical Center in Durham, NC, said, “With a shapeable floppy tip and flexible nitinol body, ViperWire Advance with Flex Tip will help physicians efficiently gain lesion access in complex anatomy and reduce wire bias during treatment. This can be a game changer for patient care.”

Said Ward, “We remain committed to expanding our portfolio of differentiated products that help physicians deliver improved outcomes for patients with complex coronary artery disease. The U.S. launch of the new ViperWire Advance with Flex Tip is a key addition to our complex coronary offering that includes the Diamondback 360® Coronary Orbital Atherectomy System with GlideAssist®, the Sapphire® balloon portfolio, including the only 1.0 mm coronary angioplasty balloon in the U.S. market, and the Teleport® microcatheter.”

First patient in Middle East treated with peripheral Orbital Atherectomy System
In October, CSI announced that the first patient in the United Arab Emirates was treated with its Stealth 360® Peripheral Orbital Atherectomy System (OAS).

The first peripheral patient in the Middle East was treated by Dr. Faisal Hasan at the Cleveland Clinic Abu Dhabi, UAE.

Dr. Hasan said, “CSI’s orbital atherectomy simultaneously removes calcified plaque within the vessel and modifies deep calcium. This dual mode of action helped restore blood flow and vessel motility in a very challenging peripheral patient. The ability of orbital atherectomy to safely treat calcified peripheral lesions, both above and below the knee, will allow me to serve an unmet need in the United Arab Emirates.”

Said Ward, “In the last year, we have successfully introduced our OAS technology in Asia, Europe and the Middle East. As our distribution partner, OrbusNeich, identifies new markets, we are providing best-in-class training to physicians committed to improving patient outcomes within this underserved patient population.”

About LIBERTY 360° LIBERTY 360° is a real-world, one-of-a-kind study designed to evaluate the acute and long-term clinical and economic outcomes of peripheral vascular interventions in patients with PAD. With over 1,204 patients enrolled at 51 sites across the United States, it is among the first PAD studies to investigate patients across the spectrum of symptomatic PAD, including an unprecedented 100 Rutherford Classification 6 patients, who are more difficult to study. As an “all comers” study, LIBERTY 360°’s novel trial design included any endovascular device FDA-cleared for treatment of PAD.

LIBERTY 360° is among the first PAD studies to investigate patients across the spectrum of symptomatic PAD and will assess numerous parameters including procedural success, rate of major adverse events, duplex ultrasound findings, quality of life, six-minute walk test, wound status, and economic outcomes.

More information about the study design is available at www.ClinicalTrials.gov; identifier: NCT01855412.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Cardiovascular Systems, Inc.
October 29, 2019

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360® and Diamondback 360® Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD) CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40% of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s orbital atherectomy system treats calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. For additional information, please visit www.csi360.com.

About OrbusNeich
OrbusNeich® is a global pioneer in the provision of life-changing vascular solutions and offers an extensive portfolio of products that set industry benchmarks in vascular intervention. Current products include the world's first dual therapy stents, the COMBO® Plus and COMBO® Dual Therapy Stents, together with stents and balloons marketed under the names of Azule®, Scoreflex®, Sapphire® II, Sapphire® II PRO and Sapphire® II NC, as well as products to treat peripheral artery disease: the Jade® and Scoreflex® PTA balloons. OrbusNeich is headquartered in Hong Kong and has operations in Shenzhen, China; Fort Lauderdale, Florida, USA; Hoevelaken, The Netherlands; and Tokyo, Japan. OrbusNeich supplies medical devices to physicians in more than 60 countries. For more information, visit www.OrbusNeich.com.

Safe Harbor Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s strategy and growth; (ii) expansion of CSI’s product offerings; (iii) international expansion; (iv) anticipated revenue, gross profit, net loss and Adjusted EBITDA; (v) future clinical evidence; and (vi) ViperWire Advance with Flex Tip, including its benefits and commercial introduction, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, regulatory developments, clearances and approvals; approval of our products for distribution in countries outside of the United States; approval of products for reimbursement and the level of reimbursement in the U.S., Japan and other foreign countries; dependence on market growth; agreements with third parties to sell their products; the ability of OrbusNeich to successfully launch CSI products outside of the United States and Japan; our ability to maintain third-party supplier relationships and renew existing purchase agreements; our ability to maintain our relationship with our distribution partner in Japan and with OrbusNeich; the experience of physicians regarding the effectiveness and reliability of the products we sell; the reluctance of physicians, hospitals

Cardiovascular Systems, Inc.
October 29, 2019

and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty of successfully managing operating costs; our ability to manage our sales force strategy; our actual research and development efforts and needs, including the timing of product development programs; our ability to obtain and maintain intellectual property protection for product candidates; our actual financial resources and our ability to obtain additional financing; fluctuations in results and expenses based on new product introductions, sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to manage costs; investigations or litigation threatened or initiated against us; court rulings and future actions by the FDA and other regulatory bodies; the effects of hurricanes, flooding, and other natural disasters on our business; issues relating to our saline pump recall; the impact of federal corporate tax reform on our business, operations and financial statements; international trade developments; shutdowns of the U.S. federal government; general economic conditions; unanticipated developments during the manufacturing transfer process for the WIRION system; the effectiveness of the WIRION system; the potential impact of any future strategic transactions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:

Peripheral Products
Indications: The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems (OAS) indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae.

Contraindications: The OAS are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present.

Warnings/Precautions: Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

See the instructions for use for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

The Stealth 360® PAD System and Diamondback 360® PAD System received FDA 510(k) clearance. The Stealth 360® PAD System is CE Marked.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire® guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the

Cardiovascular Systems, Inc.
October 29, 2019

patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated.

See the instructions for use for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

The Diamondback 360® Coronary OAS is FDA PMA approved.

Cardiovascular Systems, Inc.
October 29, 2019

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended
	September 30
	2019	2018

Net revenues	$64,490	$56,266
Cost of goods sold	12,672	10,575
Gross profit	51,818	45,691
Expenses:
Selling, general and administrative	46,752	41,242
Research and development	10,765	7,364
Amortization of intangible assets	234	53
Total expenses	57,751	48,659
Loss from operations	(5,933)	(2,968)
Other (income) and expense, net	(191)	(113)
Loss before income taxes	(5,742)	(2,855)
Provision for income taxes	38	33
Net loss	$(5,780)	$(2,888)

Basic and diluted earnings per share	$(0.17)	$(0.09)

Basic and diluted weighted average shares outstanding	33,870,224	33,425,065

Cardiovascular Systems, Inc.
October 29, 2019

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	September 30,	June 30,
	2019	2019

ASSETS
Current assets
Cash and cash equivalents	$58,939	$74,237
Marketable securities	46,028	48,435
Accounts receivable, net	34,624	36,015
Inventories	19,489	18,058
Prepaid expenses and other current assets	2,858	3,330
Total current assets	161,938	180,075
Property and equipment, net	27,367	27,324
Intangible assets, net	20,991	5,105
Other assets	6,769	6,073
Total assets	$217,065	$218,577

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,106	$11,194
Accrued expenses	32,085	29,387
Deferred revenue	1,706	1,764
Total current liabilities	46,897	42,345
Long-term liabilities
Financing obligation	20,938	20,972
Deferred revenue	6,076	6,541
Other liabilities	1,080	775
Total liabilities	74,991	70,633
Commitments and contingencies	—	—
Total stockholders’ equity	142,074	147,944
Total liabilities and stockholders’ equity	$217,065	$218,577

Cardiovascular Systems, Inc.
October 29, 2019

Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of this non-GAAP measure to the most comparable U.S. GAAP measure for the respective periods can be found in the following tables. In addition, an explanation of the manner in which CSI's management uses this measure to conduct and evaluate its business, the economic substance behind management's decision to use this measure, the substantive reasons why management believes that this measure provides useful information to investors, the material limitations associated with the use of this measure and the manner in which management compensates for those limitations is included following the reconciliation table.

Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended
	September 30
	2019	2018

Net loss	$(5,780)	$(2,888)
Less: Other (income) and expense, net	(191)	(113)
Less: Provision for income taxes	38	33
Loss from operations	(5,933)	(2,968)
Add: Stock-based compensation	3,906	3,156
Add: Depreciation and amortization	974	854
Adjusted EBITDA	$(1,053)	$1,042

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

Cardiovascular Systems, Inc.
October 29, 2019

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure.

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com
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